As filed with the Securities and Exchange Commission on January 19, 2006

No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

General Motors Acceptance Corporation

(A Delaware Corporation—I.R.S. Employer No. 38-0572512)

General Motors Acceptance Corporation 200 Renaissance Center Detroit, Michigan 48265 (313-556-5000)	Agent for Service Jerome B. Van Orman, Jr., Group Vice President General Motors Acceptance Corporation 200 Renaissance Center Detroit, Michigan 48265 (313-665-6266)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b), check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Variable Denomination Adjustable Rate Demand Notes	$500,000,000	100%	$500,000,000	$53,500

(1)	Estimated solely for the purpose of determining the registration fee. This registration statement covers all investments in the Demand Notes up to $12.5 billion, with fees based on the total amount of the Demand Notes outstanding from this offering not exceeding $12.5 billion at a particular time.
(2)	Estimated solely for the purpose of determining the amount of the registration fee.
(3)	Previously paid in connection with the filing of the Registration Statement on Form S-3 on October 1, 2004 (File No. 119470), which Registration Statement was withdrawn by the Registrant. Pursuant to Rule 457(p) under the Securities Act, such unutilized filing fee may be applied to the filing fee payable pursuant to this Registration Statement.

Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement also relates to Demand Notes of the Registrant registered and remaining unissued on October 22, 1985 (Registration No. 2-99057), April 9, 1986 (Registration No. 33-4661), June 30, 1986 (Registration No. 33-6717), February 24, 1987 (Registration No. 33-12059), December 30, 1988 (Registration No. 33-26057), October 17, 1989 (Registration No. 33-31596), June 9, 1998 (Registration No. 333-56431), March 31, 2000 (Registration No. 333-33652), October 20, 2003 (Registration No. 333-108862) and December 19, 2003 (Registration No. 333-111380).

PROSPECTUS

$12,500,000,000

General Motors Acceptance Corporation

GMAC Demand Notes

The GMAC Demand Notes are designed to provide investors with a convenient means of investing funds directly with GMAC. The Demand Notes pay a floating rate of interest that is always above the most recent seven-day average yield (simple) on taxable U.S. money market funds as published in the Money Fund Report Averages™ All Taxable. The interest rate is determined each Friday by the GMAC Demand Notes Committee, with any change in the rate effective on the following Monday. The initial interest rate applicable to the Demand Notes and all subsequent changes to the initial interest rate will be disclosed in prospectus supplements filed in accordance with Rule 424(b). The Demand Notes are in book-entry form and have no stated maturity. Your Demand Notes are redeemable by you on your demand.

The Demand Notes are unsecured and unsubordinated debt obligations of GMAC ranking equally with all of our other unsecured and unsubordinated obligations (other than obligations preferred by mandatory provisions of law). The Demand Notes are not obligations of or guaranteed by General Motors Corporation, Mellon Bank, N.A., the Processing Agent for the Demand Notes, or any other company. Only the assets of GMAC are available for the payment of principal and interest. It is possible for investors to lose their investment if GMAC is unable to pay its obligations.

An investment in Demand Notes involves risks. Prospective investors in Demand Notes should consider carefully the risk factors described below and beginning on Page 4 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus.

•	The Demand Notes do not have the protection of the Federal Deposit Insurance Corporation or any other insurance. An investment in Demand Notes does not create a checking, bank account or depositor relationship between you and GMAC or Mellon Bank, N.A., acting as Processing Agent for the Demand Notes.

•	The Demand Notes are not subject to the requirements of the Investment Company Act of 1940 (including diversification of investments) or the Employee Retirement Income Security Act of 1974.

•	The Demand Notes are not a money market fund, which is generally a diversified fund consisting of investments in short term debt securities of many companies.

•	The Demand Notes are not listed on any securities exchange and there is no secondary market for the Demand Notes.

•	Demand Notes are not assignable, transferable or negotiable.

Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Demand Notes and the suitability of the investment in light of their particular circumstances.

You may invest in the Demand Notes by completing the investment form accompanying this prospectus and by sending your investment by one of the methods described in this prospectus under the heading “How to Invest”.

The Demand Notes are offered on a continuous basis and Demand Notes registered on January 19, 2006 (Registration No. 333-xxxxxx) and all Registration Statements filed previously represent the maximum aggregate principal amount of Demand Notes which are expected to be offered for sale. No commissions are payable by GMAC on sales of the Demand Notes. GMAC reserves the right to withdraw, cancel or modify the offer to sell Demand Notes at any time without notice. GMAC has the sole right to accept offers to purchase Demand Notes and may reject any proposed purchase of Demand Notes in whole or in part.

For information regarding:

the Demand Notes, please call 1-800-684-8823;

the current interest rate on the Demand Notes, please call 1-800-426-8323;

an additional Prospectus, please call 1-888-271-4066 or download from www.demandnotes.com;

GMAC, please see our internet site at www.gmacfs.com or see “Where You Can Find More Information”

on Page 14 hereof.

Please read the Prospectus carefully and retain for future reference.

January 19, 2006

i

SUMMARY

Our Company

General Motors Acceptance Corporation (GMAC or the Company), a wholly owned subsidiary of General Motors Corporation (General Motors or GM), was incorporated in 1997 under the Delaware General Corporation Law. On January 1, 1998, the Company merged with its predecessor, which was originally incorporated in New York in 1919. The Company operates directly and through its subsidiaries and affiliates in which the Company or GM has equity investments.

GMAC’s global activities include Financing, Mortgage and Insurance operations:

•	Financing—GMAC and its affiliated companies offer a wide variety of automotive financial services to and through General Motors and other automobile dealerships and to the customers of those dealerships. The Company also provides commercial financing and factoring services to businesses in other industries (e.g., manufacturing and apparel).

•	Mortgage—The Company’s Mortgage operations originate, purchase, service, sell and securitize residential and commercial mortgage loans, warehouse loans and mortgage related products.

•	Insurance—GMAC’s Insurance operations insure and reinsure automobile service contracts, personal automobile insurance coverages (ranging from preferred to non-standard risk) and selected commercial insurance coverages.

Risk Factors

An investment in the Notes involves risks. You should carefully consider these risks before investing in the Notes. Please see the “Risk Factors” section beginning on page 4 of the prospectus.

The Notes

Issuer	General Motors Acceptance Corporation

Principal Executive Offices of GMAC	200 Renaissance Center, Detroit, Michigan 48265
(Tel. No. 313-556-5000).

Title	Demand Notes

Amount	Up to $12,500,000,000 aggregate initial offering price.

Investment Options

•	Check—see page 19;

•	Wire transfer—see page 20;

•	Automatic monthly or periodic electronic transfer from a bank account(s)—see page 20;

•	Direct Investment of net paycheck, social security, pension check or other regularly recurring check—see page 21; and

•	GM payroll and GM pension deduction—see page 21.

Redemption Options

•	Writing a check of $250 or more—see page 22;

•	Wire transfer of $1,000 or more—see page 22;

•	Automatic monthly or quarterly redemption of specified amounts or automatic monthly interest redemption—see page 23;

•	Adhoc ACH transfer of $250 or more—see page 23;

•	Full redemption—see page 24.

Status

The Demand Notes are unsecured and unsubordinated debt obligations of GMAC ranking equally with all of our other unsecured and unsubordinated obligations (other than obligations preferred by mandatory provisions of law). The Demand Notes are not obligations of nor guaranteed by GM, Mellon Bank, N.A., the Processing Agent for the Demand Notes, or any other company. The Demand Notes are not insured by the Federal Deposit Insurance Corporation or any other insurance. An investment in Demand Notes does not create a checking, bank account or depositor relationship between you and GMAC or Mellon Bank, N.A., the Processing Agent for the Demand Notes.

Ranking

GMAC has outstanding approximately $141,753 million in unsecured debt obligations as of September 30, 2005, that rank equally with the Demand Notes. GMAC itself has not issued any secured debt or securities that have priority over the Demand Notes. However, as of September 30, 2005, subsidiaries of GMAC have incurred $104,977 million in obligations, a substantial majority of which are not recourse to GMAC but are secured by assets of subsidiaries of GMAC. To the extent there is recourse to GMAC, the obligations are unsecured and on par with the Demand Notes. These secured obligations of subsidiaries are reflected on GMAC’s consolidated balance sheet as secured debt of GMAC and its consolidated subsidiaries.

Maturities	The Demand Notes mature on demand.

Interest

The Demand Notes pay a floating rate of interest that is always above the most recent seven-day average yield (simple) on taxable U.S. money market funds as published in the Money Fund Report Averages™ All Taxable.* Demand Notes are not a money market fund, which is generally a diversified fund consisting of investments in short term debt securities of many companies. Demand Notes are solely the debt obligation of GMAC—see page 18.

Principal	The principal amount of your Demand Notes is equal to the total amount of your investments plus accrued and reinvested interest, less fees, if any, and your redemptions.

Service Fees

Service fees will be assessed only for checks written by you for insufficient funds or in amounts of less than the $250 minimum, stop payments requested by you, and for bank checks requested by you and issued by Mellon Bank, N.A.—see page 19.

Processing Agent	Mellon Bank, N.A.

Processing Agent and Correspondence Address	Mellon Bank, N.A.
c/o Mellon Investor Services
P.O. Box 3425
South Hackensack, NJ 07606-3425

Investments by Mail Address	GMAC Demand Notes
Mellon Bank, N.A.
c/o Mellon Financial Corporation
P.O. Box 535006
Pittsburgh, PA 15253-5006

Redemptions at Option of GMAC	The Demand Notes may be redeemable by GMAC—see page 24.

Form of Demand Notes	The Demand Notes are offered in the United States by prospectus only. The Demand Notes are in book-entry form.

Taxation

Interest earned on Demand Notes is subject to taxation by the United States and may be subject to taxation by other U.S. or non-U.S. taxing jurisdictions. Backup withholding and information reporting may apply to certain persons. See page 28.

Trustee	U.S. Bank Trust National Association, 535 Griswold, Suite 550, Detroit, Michigan 48226, under an Indenture dated as of October 15, 1985, as amended.

Unless the context indicates otherwise, the words “GMAC”, the “Company”, “we”, “our”, “ours”, and “us” refer to General Motors Acceptance Corporation.

You should rely only on the information contained in this prospectus and incorporated by reference. We have not authorized anyone to provide you with different information or to make any additional representations. We are not making an offer of any securities other than the Demand Notes. We are not making an offer of the Demand Notes in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or incorporated by reference is accurate as of any date other than the date on the front of this prospectus.

The distribution of this prospectus and the offering of Demand Notes may be restricted in certain jurisdictions. You should inform yourself about and observe any such restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

The information in this prospectus is directed to you if you are a resident of the United States. We do not claim any responsibility to advise you if you are a resident of a country other than the United States with respect to any matters that may affect the purchase or redemption of any Demand Notes or any accrued interest on your Demand Notes. If you are not a resident of the United States, you should consult your own legal, tax and financial advisors with regard to these matters.

RISK FACTORS

Your investment in Demand Notes involves risks. In consultation with your own financial, tax and legal advisors, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in Demand Notes is suitable for you. The risks described below are intended to highlight risks that are specific to us but are not the only risks that we face. Additional risks, including those generally affecting the industry in which we operate, risks that we currently deem immaterial and risks generally applicable to companies that have recently undertaken similar transactions, may also impair our business, the value of your investment and our ability to pay interest on and redeem the Demand Notes.

Risks Related to the Demand Notes

The Demand Notes are not equivalent to a deposit or other bank account.

An investment in Demand Notes does not create a checking, bank account or depositor relationship between you and GMAC or Mellon Bank, N.A., acting as Processing Agent for the Demand Notes. The Demand Notes are not subject to the protection of the Federal Deposit Insurance Corporation or any other insurance. The Demand Notes are also not a brokerage account with any broker/dealer and are not protected by the Securities Investor Protection Corporation under the Securities Investors Protection Act of 1970.

The Demand Notes are not a money market fund.

The Demand Notes are not a money market fund, which is generally a diversified fund consisting of investments in short term debt securities of many companies. The Demand Notes are also not subject to the requirements of the Investment Company Act of 1940 (including diversification of investments) or the Employee Retirement Income Security Act of 1974.

The Demand Notes are not assignable, transferable or negotiable.

The Demand Notes may not be assigned, transferred or negotiated. The Demand Notes are not listed on any securities exchange and there is no secondary market for the Demand Notes. You should not purchase Demand Notes unless you understand, and know you can bear, the investment risks.

Risks Related to Our Business

We have recently experienced a series of negative credit actions, resulting in the downgrade of our credit ratings to historically low levels. Any further reduction of our credit ratings would negatively affect our business.

Substantially all of our unsecured debt has been rated by four nationally recognized statistical rating organizations. Concerns over the competitive and financial strength of our parent company, General Motors, including how it will fund its burdensome health care liabilities, have resulted in the Company experiencing a series of negative rating actions on our unsecured debt concurrent with the negative rating actions on GM’s debt, which commenced late in 2001. As a result, our unsecured borrowing spreads have widened significantly over the past several years, substantially reducing our access to the unsecured debt markets and impacting our overall cost of borrowing.

On May 5, 2005, Standard & Poor’s downgraded our senior debt to non-investment grade (to BB, from BBB-) while also downgrading our commercial paper rating to B-1, from A-3. On May 24, 2005, Fitch downgraded our senior debt to non-investment grade (to BB+, from BBB-) while also downgrading our commercial paper rating to B, from F3. Subsequently, on September 26, 2005, Fitch downgraded our senior unsecured debt rating to BB from BB+ and affirmed our commercial paper B rating. While maintaining an investment grade on our senior debt on August 2, 2005, DBRS downgraded our long-term debt to BBB (low)

from BBB and our short-term rating was downgraded to R-2 (low) from R-2 (middle). On August 24, 2005, Moody’s downgraded our senior debt ratings to non-investment grade (to Ba1 from Baa2), while reducing our short term ratings to Not-Prime from Prime-2. On October 3, 2005, Standard & Poor’s placed our ratings on CreditWatch with negative implications. Subsequently, on October 10, 2005, Standard & Poor’s affirmed the CreditWatch for our ratings but changed the implications from negative to developing, which means that our ratings could be raised or lowered. Standard & Poor’s affirmed this status on October 17, 2005. On October 10, 2005, Moody’s placed our senior unsecured ratings under review for a possible downgrade. On October 17, 2005, Moody’s changed our review status to direction uncertain for our senior unsecured ratings and under review for a possible upgrade for our short-term rating. On October 11, 2005, DBRS placed our ratings under review with developing implications and on December 16, 2005, DBRS affirmed this status. On October 17, 2005, Fitch placed our ratings on Rating Watch Evolving.

A further reduction of our credit ratings would increase borrowing costs and further constrain our access to unsecured debt markets, including capital markets for retail debt, and, as a result, would negatively affect our business. In addition, a further reduction of our credit ratings could increase the possibility of additional terms and conditions being added to any new or replacement financing arrangements as well as impact elements of certain existing secured borrowing arrangements.

Our business requires substantial capital, and if we are unable to maintain adequate financing sources, our profitability and financial condition will suffer and jeopardize our ability to continue operations.

Our liquidity and ongoing profitability are in large part dependent upon our timely access to capital and the costs associated with raising funds in different segments of the capital markets. Our primary sources of financing include public and private securitizations and whole loan sales. To a lesser extent, we also use institutional unsecured term debt, commercial paper and retail debt offerings. Reliance on any one source can change going forward.

We depend and will continue to depend on our ability to access diversified funding alternatives to meet future cash flow requirements and to continue to fund our operations. Negative credit events specific to us or our parent, General Motors, or other events affecting the overall debt markets have adversely impacted our funding sources, and continued or additional negative events could further adversely impact our funding sources, especially over the long term. If we are unable to maintain adequate financing or if other sources of capital are not available, we could be forced to suspend, curtail or reduce certain aspects of our operations, which could harm our revenues, profitability, financial condition and business prospects.

Furthermore, we utilize asset and mortgage securitizations and sales as a critical component of our diversified funding strategy. Several factors could affect our ability to complete securitizations and sales, including conditions in the securities markets generally, conditions in the asset-backed or mortgage-backed securities markets, the credit quality and performance of our contracts and loans, our ability to service our contracts and loans and a decline in the ratings given to securities previously issued in our securitizations. Any of these factors could negatively affect the pricing of our securitizations and sales, resulting in lower proceeds from these activities.

Our indebtedness and other obligations are significant and could affect our business.

We have a significant amount of indebtedness. As of September 30, 2005, we had $246.7 billion in principal amount of indebtedness outstanding. Interest and discount expense on our indebtedness constituted 59% of our total revenues. In addition, under the terms of our current indebtedness, we have the ability to create additional unsecured indebtedness. If our debt payments increase, whether due to the increased cost of existing indebtedness or the incurrence of additional indebtedness, we may be required to dedicate a significant portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, which would reduce the funds available for other purposes. Our indebtedness also could limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions.

The profitability and financial condition of our operations are dependent upon the operations of our parent, General Motors.

A significant portion of our customers are customers of GM, GM dealers and GM related employees. As a result, various aspects of GM’s business, including changes in the production or sales of GM vehicles, the quality or resale value of GM vehicles, the use of GM marketing incentives and other factors impacting GM or its employees could significantly affect our profitability and financial condition.

We provide vehicle financing through purchases of retail automotive and lease contracts with retail customers of primarily General Motors dealers. We also finance the purchase of new and used vehicles by GM dealers through wholesale financing, extend other financing to GM dealers, provide fleet financing for GM dealers to buy vehicles that they rent or lease to others, provide wholesale vehicle inventory insurance to GM dealers, provide automotive extended service contracts through GM dealers and offer other services to GM dealers. In 2004, our share of GM retail sales and sales to dealers were 43% and 83%, respectively, in markets where GM operates. As a result, General Motors’ level of automobile production and sales directly impacts our financing and leasing volume, the premium revenue for wholesale vehicle inventory insurance, the volume of automotive extended service contracts and also directly impacts the profitability and financial condition of the GM dealers to whom we provide wholesale financing, term loans and fleet financing. In addition, the quality of GM vehicles affects our obligations under automotive extended service contracts relating to such vehicles. Further, the resale value of General Motors’ vehicles, which may be impacted by various factors relating to GM’s business such as brand image or the number of new GM vehicles produced, affects the remarketing proceeds we receive upon the sale of repossessed vehicles and off-leased vehicles at lease termination.

General Motors utilizes various rate, residual value and other financing incentives from time to time. The nature, timing and extent of GM’s use of incentives has a significant impact on our consumer automotive financing volume and our share of GM’s retail sales, which we refer to as our penetration level. For example, GM’s introduction of an employee discount marketing program in June 2005 had the impact of reducing our consumer automotive financing penetration levels during its existence. Although GM has benefited from an increase in sales, our consumer automotive financing penetration levels have decreased as such programs do not provide consumers with additional incentives to finance with us. In addition, in limited circumstances, General Motors has provided financial assistance and incentives to its franchised dealers including through guarantees, agreements to repurchase inventory, equity investments and subsidies that assist dealers in making interest payments to financing sources. These financial assistance and incentive programs are provided at the option of General Motors and they may be terminated in whole or in part at any time. While the financial assistance and incentives do not relieve the dealers from their obligations to us or their other financing sources, if General Motors were to reduce or terminate any of their financial assistance and incentive programs, the timing and amount of payments from GM franchised dealers to us may be adversely affected.

Through our relationship with General Motors, we are able to market our residential mortgage and insurance products directly to GM’s current employees and retirees and their families, as well as to GM dealers and suppliers and their families. This group comprised 5% and 6% of our residential mortgage originations at September 30, 2005 and in 2004, respectively. Also, this group comprised 10% of the personal automobile insurance policyholders in our insurance operations during the same periods. Any factors affecting GM’s business that result in a reduction in the number of current GM employees, GM dealers or GM suppliers would affect our residential mortgage and insurance marketing opportunities and could reduce the volume of our mortgage originations and personal automobile insurance policies written.

We have substantial credit exposure to General Motors.

As a wholly-owned subsidiary of General Motors, we have entered into various operating and financing arrangements with GM. As a result of these arrangements we have substantial credit exposure to GM. This exposure relates to various financing arrangements (including revolving lines of credit, term loans and lease arrangements on real property) where we provide funding to GM. In addition, to the extent General Motors utilizes marketing incentives in the form of consumer lease residual support, we may be exposed to credit risk in situations where remarketing sales proceeds are below the standard residual value for the vehicle at lease inception. In these situations, GM reimburses us for the amount of the difference. Additionally, under certain “pull ahead” programs sponsored by GM in which consumers are encouraged to terminate leases early in conjunction with the purchase or lease of a new GM vehicle, GM compensates us for the foregone revenue from any lease payment obligations waived in connection with the program.

Historically, GM has made all payments related to such programs and arrangements on a timely basis. However, if GM is unable to pay, fails to pay or is delayed in paying these amounts, our profitability, financial condition and cash flow could be adversely affected.

On October 8, 2005, Delphi Corporation (“Delphi”) filed a petition for Chapter 11 proceedings under the United States Bankruptcy Code. In connection with the split-off of Delphi from GM in 1999, GM entered into contracts with certain unions to provide contingent benefit guarantees for limited pension and post retirement health care and life insurance benefits to certain former GM employees who transferred to Delphi as part of the split-off. GM’s obligation would only arise in the event payments by Delphi and the Pension Benefit Guaranty Corporation (“PBGC”) fall short of the amount GM has guaranteed, which amounts could be material. Furthermore, there can be no assurance that GM will be able to recover the full amount of any benefit guarantee payments as required by an indemnification arrangement between GM and Delphi, and any payment by Delphi may be significantly limited. Also, Delphi has financial obligations to GM currently estimated at $1.2 billion. If this amount is substantially compromised it could have an adverse impact on GM. GM has announced that the range of its contingent exposure to Delphi matters extends from there being potentially no material financial impact to GM to approximately $12 billion at the high end, with amounts closer to the midpoint being considered more possible than amounts towards either of the extreme ends of this range. The challenges faced by Delphi during its restructuring process could create operating and financial risks for GM. For example, on the one hand, Delphi or one or more of its affiliates may reject or threaten to reject individual contracts with GM, either for the purpose of exiting specific lines of business or in an attempt to increase the price GM pays for certain parts and components. As a result, GM might be adversely affected by disruption in the supply of automotive systems, components and parts which could potentially force the suspension of production at GM assembly facilities. Additionally, as a result of the Delphi Chapter 11 filing and GM’s potential obligations under the contingent benefit guarantees, there is the risk that negotiations could result in a labor strike or work stoppages for Delphi and/or GM. A material financial impact on GM resulting from obligations under the contingent benefit guarantees or because of a labor strike or work stoppage could cause GM to be unable to pay amounts owed to us.

As a wholly-owned subsidiary of GM, we are jointly and severally responsible with GM and its other subsidiaries for funding obligations under GM’s and its subsidiaries’ qualified U.S. defined benefit pension plans. Our financial condition and our ability to pay the Demand Notes could be impaired if we were required to pay significant funding obligations for the GM plans.

Pursuant to the Employee Retirement Income Security Act of 1974, or ERISA, members of the GM control group—of which we are a member—are jointly and severally liable to PBGC for certain GM IRS-qualified U.S. defined benefit pension plan liabilities, and to any trustee appointed if one or more of these pension plans were to be terminated by PBGC in a “distress termination.” The liabilities with respect to a terminated plan would be (i) the liability for certain contributions if missed and (ii) the liabilities of the plan on a termination date, if and to the extent not covered by the assets of the plan.

In 2002 and 2003, GM and its subsidiaries contributed a total of $23.5 billion to their IRS-qualified defined benefit pension plans in part to fund certain subsidiary ERISA minimum contribution requirements. GM was not required to make a material contribution to its IRS-qualified U.S. defined benefit plans in 2004 and is not expected to be required to make a material contribution to those plans in 2005.

GM’s future funding obligations for its IRS-qualified U.S. defined benefit pension plans depend upon, among other things, changes in the level of benefits provided for by the plans, the future performance of assets set aside in trusts for these plans, the level of interest rates used to determine minimum ERISA funding levels, actuarial assumptions and experience, and any changes in government laws and regulations. If GM is legally required to make minimum contributions to those plans in the future, those contributions could be significant. In addition, if GM or PBGC were to terminate any of the plans there would likely be considerable excess liabilities not covered by the assets of the plans. Our financial condition and ability to pay the Demand Notes could be materially adversely affected to the extent we are required to pay some or all of these obligations.

We are exposed to credit risk which could affect our profitability and financial condition.

We are subject to credit risk resulting from defaults in payment or performance by customers for our contracts and loans as well as contracts and loans that are securitized and in which we retain a residual interest. There can be no assurances that our monitoring of our credit risk as it impacts the value of these assets and our efforts to mitigate credit risk through our risk-based pricing, appropriate underwriting policies and loss mitigation strategies are or will be sufficient to prevent an adverse effect on our profitability and financial condition. As part of the underwriting process, we rely heavily upon information supplied by third parties. If any of this information is intentionally or negligently misrepresented and the misrepresentation is not detected prior to completing the transaction, the credit risk associated with the transaction may be increased.

Our earnings may decrease because of increases or decreases in interest rates.

Our profitability is directly affected by changes in interest rates. The following are some of the risks we face relating to an increase in interest rates:

•	Rising interest rates will increase our cost of funds.

•	Rising interest rates may reduce our consumer automotive financing volume by influencing consumers to pay cash for, as opposed to financing, vehicle purchases.

•	Rising interest rates generally reduce our residential mortgage loan production as borrowers become less likely to refinance and the costs associated with acquiring a new home become more expensive.

•	Rising interest rates will generally reduce the value of mortgage and automotive financing loans and contracts and retained interests held in our investment portfolio.

We are also subject to risks from decreasing interest rates. For example, a significant decrease in interest rates could increase the rate at which mortgages are prepaid, which could require us to write down the value of our retained interests. Moreover, if prepayments are greater than expected, the cash we receive over the life of our mortgage loans held for investment and our retained interests would be reduced. Higher-than-expected prepayments could also reduce the value of our mortgage servicing rights and, to the extent the borrower does not refinance with us, the size of our servicing portfolio. Therefore, any such changes in interest rates could harm our revenues, profitability, and financial condition.

Our hedging strategies may not be successful in mitigating our risks associated with changes in interest rates.

We employ various economic hedging strategies to mitigate the interest rate and prepayment risk inherent in many of our assets. Our hedging strategies rely on assumptions and projections regarding our assets, liabilities, and general market factors. If these assumptions and projections prove to be incorrect or our hedges do not adequately mitigate the impact of changes in interest rates or prepayment speeds, we may incur losses that could adversely affect our profitability and financial condition.

Our residential mortgage subsidiary’s ability to pay dividends and to prepay subordinated debt obligations to us is restricted by contractual arrangements.

On June 24, 2005, we entered into an operating agreement with GM and Residential Capital Corporation (“ResCap”), the holding company for our residential mortgage business, to create separation between GM and ourselves, on the one hand, and ResCap, on the other. The operating agreement restricts ResCap’s ability to declare dividends or prepay subordinated indebtedness to us. As a result of these arrangements, ResCap has obtained investment grade credit ratings for its unsecured indebtedness that are separate from our ratings and the ratings of GM.

The restrictions contained in the ResCap operating agreement include the requirements that ResCap’s stockholder’s equity be at least $6.5 billion for dividends to be paid to us or our other affiliates, and that the cumulative amount of any such dividends may not exceed 50% of ResCap’s cumulative consolidated net income, measured from July 1, 2004, through the time such dividend is paid, minus the cumulative amount of certain prepayments of our subordinated debt by ResCap if such prepayments exceed 50% of ResCap’s cumulative consolidated net income at the time a dividend is paid. At September 30, 2005, ResCap had consolidated stockholder’s equity of approximately $7.3 billion.

The ResCap operating agreement further restricts ResCap’s ability to prepay subordinated debt owed to us or any of our other affiliates. As of September 30, 2005, ResCap owed us $5.0 billion pursuant to a Subordinated Note Agreement, under which interest is payable quarterly and all outstanding principal is due at maturity on September 30, 2015.

A failure of or interruption in the communications and information systems on which we rely to conduct our business could adversely affect our revenues and profitability.

We rely heavily upon communications and information systems to conduct our business in each country and market in which we operate. Any failure or interruption of our information systems or the third-party information systems on which we rely could cause underwriting or other delays and could result in fewer applications being received, slower processing of applications and reduced efficiency in servicing. The occurrence of any of these events could negatively affect our revenues and profitability.

We use estimates and assumptions in determining the fair value of certain of our assets, in determining our allowance for credit losses, in determining lease residual values and in determining our reserves for insurance losses and loss adjustment expenses. If our estimates or assumptions prove to be incorrect, our cash flow, profitability, financial condition and business prospects could be adversely affected.

We use estimates and various assumptions in determining the fair value of many of our assets, including retained interests and securitizations of loans and contracts, mortgage servicing rights and other investments which do not have an established market value or are not publicly traded. We also use estimates and assumptions in determining our allowance for credit losses on our loan and contract portfolios, in determining the residual values of leased vehicles and in determining our reserves for insurance losses and loss adjustment expenses with respect to reported losses and losses incurred but not reported. It is difficult to determine the accuracy of our estimates and assumptions, and our actual experience may differ materially from these estimates and assumptions. A material difference between our estimates and assumptions and our actual experience may adversely affect our cash flow, profitability, financial condition and business prospects.

Our business outside the United States exposes us to additional risks that may cause our revenues and profitability to decline.

We conduct a significant portion of our business outside the United States. We intend to continue to pursue growth opportunities for our businesses outside the United States, which could expose us to greater risks. The risks associated with our operations outside the United States include:

•	multiple foreign regulatory requirements that are subject to change;

•	differing local product preferences and product requirements;

•	fluctuations in foreign currency exchange rates and interest rates;

•	difficulty in establishing, staffing and managing foreign operations;

•	differing labor regulations;

•	consequences from changes in tax laws; and

•	political and economic instability, natural calamities, war and terrorism.

The effects of these risks may, individually or in the aggregate, adversely affect our revenues and profitability.

Our business could be adversely affected by changes in currency exchange rates.

We are exposed to risks related to the effects of changes in foreign currency exchange rates. Changes in currency exchange rates can have a significant impact on our earnings from international operations. While we carefully watch and attempt to manage our exposure to fluctuations in currency exchange rates, these types of changes can have substantial adverse effects on our business and results of operations.

General business and economic conditions of the industries and geographic areas in which we operate affect our revenues, profitability and financial condition.

Our revenues, profitability and financial condition are sensitive to general business and economic conditions in the United States and in the markets in which we operate outside the United States. A downturn in economic conditions resulting in increased unemployment rates, increased consumer and commercial bankruptcy filings or other factors that negatively impact household incomes could decrease demand for our financing and mortgage products and increase delinquency and loss. In addition, because our credit exposures are generally collateralized, the severity of losses is particularly sensitive to a decline in used vehicle and residential home prices.

Some further examples of these risks include:

•	A significant and sustained increase in gasoline prices could decrease new and used vehicle purchases, thereby reducing the demand for automotive retail financing and automotive wholesale financing.

•	A general decline in residential home prices in the United States could negatively affect the value of our mortgage loans held for investment and our retained interests in securitized mortgage loans. Such a decrease could also restrict our ability to originate, sell or securitize mortgage loans and impact the repayment of advances under our warehouse loans.

•	An increase in automotive labor rates or parts prices could negatively affect the value of our automotive extended service contracts.

Our profitability and financial condition may be adversely affected by decreases in the residual value of off-lease vehicles.

Our expectation of the residual value of a vehicle subject to an automotive lease contract is a critical element used to determine the amount of the lease payments under the contract at the time that it is entered into by the customer. As a result, to the extent that the actual residual value of the vehicle, as reflected in the sales proceeds received upon remarketing, is less than the expected residual value for the vehicle at lease inception, we incur a loss on the lease transaction. General economic conditions, the supply of off-lease vehicles and new vehicle market prices heavily influence used vehicle prices and thus the actual residual value of off-lease vehicles. GM’s brand image, consumer preference for GM products, and GM’s marketing programs that influence the new and used vehicle market for GM vehicles also influence lease residual values. In addition, our ability to efficiently process and effectively market off-lease vehicles impacts the disposal costs and proceeds realized from the vehicle sales. While GM provides support for lease residual values, including through residual support programs, this support by GM does not in all cases entitle us to full reimbursement for the difference between the remarketing sales proceeds for off-lease vehicles and the residual value specified in the lease contract. Differences between the actual residual values realized on leased vehicles and our expectations of such values at contract inception could have a negative impact on our profitability and financial condition.

Fluctuations in valuation of investment securities or significant fluctuations in investment market prices could negatively affect revenues.

Investment market prices in general are subject to fluctuation. Consequently, the amount realized in the subsequent sale of an investment may significantly differ from the reported market value which could negatively affect our revenues. Fluctuation in the market price of a security may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments, national and international events and general market conditions.

Changes in existing U.S. government-sponsored mortgage programs, or disruptions in the secondary markets in the United States or in other countries in which our mortgage subsidiaries operate, could adversely affect the profitability and financial condition of our mortgage business.

The ability of our mortgage subsidiaries to generate revenue through mortgage loan sales to institutional investors in the United States depends to a significant degree on programs administered by government-sponsored enterprises such as Fannie Mae, Freddie Mac, Ginnie Mae and others that facilitate the issuance of mortgage-backed securities in the secondary market. These government-sponsored enterprises play a powerful role in the residential mortgage industry and our mortgage subsidiaries have significant business relationships with them. Proposals are being considered in Congress and by various regulatory authorities that would affect the manner in which these government-sponsored enterprises conduct their business, including proposals to establish a new independent agency to regulate the government-sponsored enterprises, to require them to register their stock with the Securities and Exchange Commission, to reduce or limit certain business benefits that they receive from the U.S. government and to limit the size of the mortgage loan portfolios that they may hold. Any discontinuation of, or significant reduction in, the operation of these government-sponsored enterprises could adversely affect our revenues and profitability. Also, any significant adverse change in the level of activity in the secondary market or the underwriting criteria of these government-sponsored enterprises could adversely affect our business.

We may be required to repurchase contracts and provide indemnification if we breach representations and warranties from our securitization and whole loan transactions, which could harm our profitability and financial condition.

When we sell retail contracts or leases through whole loan sales or securitize retail contracts, leases or wholesale loans to dealers, we are required to make customary representations and warranties about the contracts, leases or loans to the purchaser or securitization trust. Our whole loan sale agreements generally require us to repurchase retail contracts or provide indemnification if we breach a representation or warranty given to the purchaser. Likewise, we are required to repurchase retail contracts, leases or loans and may be required to provide indemnification if we breach a representation or warranty in connection with our securitizations.

Similarly, sales by our mortgage subsidiaries of mortgage loans through whole loan sales or securitizations require us to make customary representations and warranties about the mortgage loans to the purchaser or securitization trust. Our whole loan sale agreements generally require us to repurchase or substitute loans if we breach a representation or warranty given to the purchaser. In addition, our mortgage subsidiaries may be required to repurchase mortgage loans as a result of borrower fraud or if a payment default occurs on a mortgage loan shortly after its origination. Likewise, we are required to repurchase or substitute mortgage loans if we breach a representation or warranty in connection with our securitizations. The remedies available to a purchaser of mortgage loans may be broader than those available to our mortgage subsidiaries against the original seller of the mortgage loan. If a mortgage loan purchaser enforces its remedies against our mortgage subsidiaries, we may not be able to enforce the remedies we have against the seller of the loan or the borrower.

Significant indemnification payments or contract, lease or loan repurchase activity of retail contracts or leases or mortgage loans could harm our profitability and financial condition.

In addition, we and our mortgage subsidiaries have repurchase obligations in our respective capacities as servicers in securitizations and whole loan sales. If a servicer breaches a representation, warranty or servicing covenant with respect to an automotive receivable or mortgage loan, then the servicer may be required by the servicing provisions to repurchase that asset from the purchaser. If the frequency at which repurchases of assets occurs increases substantially from its present rate, the result could be a material adverse effect on our financial condition, liquidity and results of operations or those of our mortgage subsidiaries.

A loss of contractual servicing rights could have a material adverse effect.

We are the servicer for all of the receivables we have originated and transferred to other parties in securitizations and whole loan sales of automotive receivables. Our mortgage subsidiaries service the mortgage loans we have securitized, and we service the majority of the mortgage loans that we have sold in whole loan sales. In each case, we are paid a fee for our services, which fees in the aggregate constitute a substantial revenue stream for us. In each case, we are subject to the risk of termination under the circumstances specified in the applicable servicing provisions.

In most securitizations and whole loan sales, the owner of the receivables or mortgage loans will be entitled to declare a servicer default and terminate the servicer upon the occurrence of specified events. These events typically include a bankruptcy of the servicer, a material failure by the servicer to perform its obligations, and a failure by the servicer to turn over funds on the required basis. The termination of these servicing rights, were it to occur, could have a material adverse effect on our financial condition, liquidity and results of operations and/or those of our mortgage subsidiaries. For the year ended December 31, 2004, our consolidated mortgage servicing fee income was $1.5 billion.

The regulatory environment in which we operate could have an adverse effect on our business and earnings.

Our domestic operations may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions relating to supervision and regulation by state and federal authorities. Such regulation and supervision are primarily for the benefit and protection of our customers, and not for the benefit of investors, and could limit our discretion in operating our business. Noncompliance with applicable statutes or regulations could result in the suspension or revocation of any license or registration at issue, as well as the imposition of civil fines and criminal penalties.

Our operations are also heavily regulated in many jurisdictions outside the United States. For example, certain of our foreign subsidiaries operate either as a bank or a regulated finance company in their local market and our insurance operations are subject to various requirements in the foreign markets in which we operate. The varying requirements of these jurisdictions may be inconsistent with U.S. rules and may adversely affect our business or limit necessary regulatory approvals, or if approvals are obtained, we may not be able to continue to comply with the terms of the approvals or applicable regulations. In addition, in many countries the regulations applicable to the financial services industry are uncertain and evolving, and it may be difficult for us to determine the exact regulatory requirements.

Our inability to remain in compliance with regulatory requirements in a particular jurisdiction could have a material adverse effect on our operations in that market with regard to the affected product and on our reputation generally. No assurance can be given that applicable laws or regulations will not be amended or construed differently, that new laws and regulations will not be adopted or that we will not be prohibited by local laws from raising interest rates above certain desired levels, any of which could adversely affect our business, financial condition or results of operations.

The worldwide financial services industry is highly competitive. If we are unable to compete successfully or if there is increased competition in the automotive financing, mortgage and/or insurance markets or generally in the markets for securitizations or asset sales, our margins could be adversely affected.

The markets for automotive and mortgage financing, insurance and reinsurance are highly competitive. The market for automotive financing has grown as more consumers are financing their vehicle purchases, primarily in North America and Europe. Our mortgage business faces significant competition from commercial banks, savings institutions, mortgage companies, and other financial institutions. Our insurance business faces significant competition from insurance carriers, reinsurers, third party administrators, brokers, and other insurance-related companies. Many of our competitors have substantial positions nationally or in the markets in which they operate. Some of our competitors have lower cost structures, lower cost of capital and are less reliant on securitization and sale activities. We face competition in various areas, including product offerings, rates, pricing and fees and customer service. If we are unable to compete effectively in the markets in which we operate, our profitability and financial condition could be negatively affected.

The markets for asset and mortgage securitizations and whole loan sales are competitive, and other issuers and originators could increase the amount of their issuances and sales. In addition, lenders and other investors within those markets often establish limits on their credit exposure to particular issuers, originators and asset classes, or they may require higher returns to increase the amount of their exposure. Increased issuance by other participants in the market, or decisions by investors to limit their credit exposure to, or to require a higher yield for, us or to automotive or mortgage securitizations or whole loans, could negatively affect our ability and that of our subsidiaries to price our securitizations and whole loan sales at attractive rates. The result would be lower proceeds from these activities and lower profits for ourselves and our subsidiaries.

Risks Related to our Controlling Stockholder

GM has announced that it is considering the sale of a controlling interest in us as well as exploring strategic and structural alternatives for our subsidiary ResCap, and there is a risk that the strategies will not achieve the goal of restoring/maintaining our investment grade rating.

On October 17, 2005, GM announced in a press release and Form 8-K filed with the SEC that it is exploring the possible sale of a controlling interest in us to a strategic partner, as well as exploring other strategic and structural possibilities with respect to ResCap, with the goal of restoring our investment grade rating and renewing our access to low-cost financing, and maintaining ResCap’s investment grade rating. The extent of the effect on our and ResCap’s ratings, if any, and the effect on us of a potential transaction with respect to ResCap, will depend on the developing circumstances of any potential transaction. We are unable to determine at this time who the eventual purchaser of a controlling interest in us will be, or if GM will continue to retain its current majority ownership of us. It is also uncertain at this time if any transaction with respect to us or ResCap will occur. Furthermore, even if a third party acquires a controlling interest in us, and if a transaction is completed with respect to ResCap, there is the possibility that these initiatives will not achieve the goal of restoring our credit rating or maintaining ResCap’s credit rating. If the transactions do not occur, or if they do not have their desired effect, GMAC’s funding sources and business may be adversely affected, especially over the longer term, and GMAC’s and ResCap’s credit ratings may be negatively affected.

PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 200 Renaissance Center, Detroit, Michigan 48265, and our telephone number is 313-556-5000.

WHERE YOU CAN FIND MORE INFORMATION

The Demand Notes are a debt instrument of GMAC and only GMAC’s assets are available to pay the principal and interest payable on the Demand Notes. We file annual, quarterly, and current reports and other information with the Securities and Exchange Commission (the SEC). You can learn complete information concerning GMAC by reading these periodic reports. You may read and copy any document that we file at the Public Reference Room of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the Regional Offices of the SEC located at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604, and 233 Broadway, New York, New York 10279. You may also request copies of our documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. In addition, the SEC maintains an Internet site at www.sec.gov that contains reports and other information regarding registrants that file electronically, including GMAC. We are not incorporating the contents of the SEC website into this prospectus. Reports and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits, the “registration statement”) under the Securities Act of 1933, as amended (the Securities Act) with respect to the Demand Notes. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Certain parts of the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings made with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities. These documents contain important information about GMAC and its finances.

SEC Filings	Period
Annual Report on Form 10-K	Year ended December 31, 2004

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2005, June 30, 2005 and September 30, 2005

Current Reports on Form 8-K	Filed January 13, 2005, January 18, 2005, February 9, 2005, February 15, 2005, March 16, 2005, March 17, 2005, April 6, 2005, May 4, 2005, May 24, 2005, May 26, 2005, July 26, 2005, August 3, 2005, August 4, 2005, August 8, 2005, August 25, 2005, September 27, 2005, October 17, 2005, October 27, 2005, December 6, 2005, January 13, 2006 and January 19, 2006.

You may request a copy of the documents incorporated by reference into this prospectus, except exhibits to such documents unless those exhibits are specifically incorporated by reference in such documents, at no cost, by writing or telephoning the office of L.K. Zukauckas, Vice President and Controller, at the following address and telephone number:

General Motors Acceptance Corporation

200 Renaissance Center

Mail Code: 482-B08-A36

Detroit, Michigan 48265

(313) 665-4327

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus may include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, references to future success and other matters are forward-looking statements, including statements preceded by, followed by or that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “intends,” “anticipates,” “continues,” “forecasts,” “designed,” “goal” or the negative of those words or other comparable words. In particular, statements regarding our plans, strategies, prospects and expectations regarding our business are forward-looking statements.

These statements are based on our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including those risks and uncertainties set forth under the heading “Risk Factors” on pages 4-13 of this prospectus.

In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We do not, however, undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DESCRIPTION OF GENERAL MOTORS ACCEPTANCE CORPORATION

General Motors Acceptance Corporation, a wholly-owned subsidiary of General Motors Corporation (General Motors or GM), was incorporated in 1997 under the Delaware General Corporation Law. On January 1, 1998, the Company merged with its predecessor, which was originally incorporated in New York in 1919. The Company operates directly and through its subsidiaries and affiliates in which the Company or GM has equity investments.

GMAC’s global activities include Financing, Mortgage and Insurance operations:

•	Financing—GMAC and its affiliated companies offer a wide variety of automotive financial services to and through General Motors and other automobile dealerships. The Company also provides commercial financing and factoring services to businesses in other industries (e.g., manufacturing and apparel).

•	Mortgage—The Company’s Mortgage operations originate, purchase, service and securitize residential and commercial mortgage loans and mortgage related products.

•	Insurance—GMAC’s Insurance operations insure and reinsure automobile service contracts, personal automobile insurance coverages (ranging from preferred to non-standard risk) and selected commercial insurance coverages.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratio of our earnings to fixed charges for the periods indicated:

Nine Months Ended September 30,		Years Ended December 31,
2005	2004	2004	2003	2002	2001	2000
1.36	1.50	1.45	1.57	1.43	1.37	1.30

The schedule containing the calculation of the ratio of earnings to fixed charges for the years ended 2000-2004 and for the nine months ended September 30, 2004 and 2005 is included as an exhibit to the Form S-3 of which this prospectus is a part and is incorporated in this prospectus by reference.

USE OF PROCEEDS

We will add the proceeds from the sale of the Demand Notes to the general funds of GMAC and they will be available for general corporate purposes, including the purchase of receivables, the making of loans, the repayment or repurchase of existing indebtedness, the reduction of short-term borrowings or for investment in short-term securities.

PLAN OF DISTRIBUTION

The Demand Notes are being offered on a continuous basis for sale by the Company on its own behalf directly to employees of the Company, General Motors Corporation and their respective participating subsidiaries and affiliates, to the immediate family members of such employees, to retirees who are receiving retirement benefits from General Motors Corporation or its participating subsidiaries and affiliates, including GMAC, to the immediate family members of such retirees, to franchised General Motors dealers, their employees and affiliates of such dealers, to the stockholders of General Motors Corporation and to certain customers of the Company and their employees and its subsidiaries as determined by the Demand Notes Committee (each an eligible investor and collectively the investors). Immediate family members are defined as the spouse, children, parents, siblings and grandparents of an employee or retiree. The Demand Notes are being offered only to persons whose registered addresses are in the United States.

No commissions are payable by GMAC on sales of the Demand Notes. We reserve the right to withdraw, cancel or modify the offer to sell Demand Notes at any time without notice. We have the sole right to accept offers to purchase Demand Notes and may reject, at our sole discretion, any proposed purchase of Demand Notes in whole or in part.

DESCRIPTION OF THE GMAC DEMAND NOTES

The following description is a summary of the Demand Notes. It is not intended to be complete and is subject to the complete text of the Program, a copy of which is filed as an exhibit to the Registration Statement filed with the SEC. A copy of the Program will be made available to you upon written request to us.

General Information

All funds invested in the Demand Notes, together with accrued interest, redemptions and fees, if any, are recorded on a register maintained by the Processing Agent. No certificate or other instrument evidencing GMAC’s indebtedness is issued to you. The Demand Notes register also includes the name(s), address(es), tax identification or social security number(s) and date(s) of birth of the registered owner(s) of each Demand Notes. In addition, you may be required to provide certain other information as required by relevant law. We will not accept facsimile signatures on any checks, investment forms, account change requests or any other documents that require a change in a Demand Notes account. Demand Notes may be held in your individual name, jointly, in a trust or custodial capacity or in the name of a corporation, business, association or LLC.

You will be provided with monthly statements showing a summary of all your Demand Notes transactions unless you have consented to having such statements sent to you electronically. Redemption checks which you write will not be returned to you, but the check number and the amount of each cashed check will be indicated on your statement.

You will be able to obtain your current Demand Notes balance at any time by calling toll free 1-800-684-8823 or accessing our website at www.demandnotes.com.

The Demand Notes have no stated maturity and may be redeemed at your option; provided, however, that redemptions are subject to certain minimum amounts. (See “How to Redeem”—page 22.) The Demand Notes are not subject to any sinking fund.

The Demand Notes are not and will not be listed on any securities exchange and there is no secondary market for them.

We have no right of set-off against your Demand Notes for indebtedness not related to your Demand Notes. We have the right to deduct from the principal amount of your Demand Notes any amounts invested by us in error. In addition, we may, in our sole discretion, put a block on your Demand Notes in connection with an Internal Revenue Service notice, court order or pursuant to any other legal or governmental action or requirement.

We may from time to time enter into one or more supplemental indentures, without the consent of investors in the Demand Notes, providing for the issuance of Demand Notes under the Indenture in addition to the aggregate principal amount authorized thereunder on the date of this Prospectus. By investing in Demand Notes, you accept and agree to all provisions of the Program, as summarized in this Prospectus.

We may request a signature guarantee to add or change your registration, investment options or redemption options on your Demand Notes. A signature guarantee is obtainable from a bank or financial institution. The signature guarantee is designed to protect you and your Demand Notes from unauthorized changes by unauthorized persons. A notary stamp does not meet the requirement for a signature guarantee.

Administration

We have established a Demand Notes Committee consisting of persons appointed by the Executive Committee of GMAC’s Board of Directors. The members of the Demand Notes Committee do not receive any compensation for their services as such but they may be officers, directors or employees of GMAC or any of its subsidiaries. The current Demand Notes Committee members are the Executive Vice President and Chief Financial Officer, the Vice President—Global Borrowings, and the Vice President—U.S. Funding and Global Markets, all at 200 Renaissance Center, Detroit, Michigan 48265. The Demand Notes Committee members serve at the pleasure of the Executive Committee of the Board of Directors until their resignation or removal from office by the Executive Committee.

The Demand Notes Committee has the full power and authority to amend the Program, to interpret its provisions, to adopt rules and regulations in connection with the Demand Notes, and to set and adjust the rate of interest to be paid on the Demand Notes.

We have appointed Mellon Bank, N.A. as Processing Agent to handle the day-to-day administration of the Demand Notes. See “Processing Agent.”

Interest Rate

The Demand Notes pay interest at a floating rate as determined by the Demand Notes Committee. The interest rate on the Demand Notes is subject to change on Friday of each week, with any change being effective the following Monday. In deciding on the interest rate, the Demand Notes Committee examines the level and the changes in interest rates that occur from time to time. However, at all times, the interest rate on the Demand Notes will be greater than the most recent seven-day average yield (simple) on taxable money market funds in the United States as published in the Money Fund Report Averages™ All Taxable.* You should note that Demand Notes are not a money market fund which is generally a diversified fund consisting of investments in short term debt securities of many companies. Demand Notes are solely the debt obligation of GMAC. The rate of interest paid for any period in the Demand Notes is not an indication or representation of future rates of interest to be paid on the Demand Notes. If in any week the Money Fund Report Averages™ All Taxable is not available or publication of such seven-day average is suspended, the seven-day average yield at such time will be an approximately equivalent rate determined by the Demand Notes Committee. The Demand Notes Committee has the authority to provide for differing interest rates based on, among other criteria, the size of individual Demand Notes. The Demand Notes Committee has no present intention to have multiple interest rates; but if it decides to do so, you will be notified by mail.

Interest on the Demand Notes accrues in accordance with the provisions governing the different methods of investing in Demand Notes, as described under “How to Invest.” Interest on the Demand Notes is compounded daily, at the rate in effect each day, based on a 365-day year. During a leap year the interest on the Demand Notes is compounded daily, at the rate in effect each day, based on a 366-day year. Interest payable on the Demand Notes accrues daily and will be credited to your Demand Notes on the last day of each calendar month. You may obtain the current interest rate at any time by calling 1-800-426-8323 or by accessing our website at www.demandnotes.com.

*	Money Fund Report is a service of iMoneyNet, Inc. Money Fund Report states that the yield information obtained from money market funds is screened by the publisher, but no guarantee of the accuracy of the information is made by us.

Fees

We will not charge you a Demand Notes maintenance or management fee nor will we charge you for checks, check redemptions or wire redemptions. You may, however, be charged a fee by your commercial bank or financial institution if you make an investment or receive a redemption amount by ACH or wire transfer. In addition, you may incur a charge in obtaining any applicable signature guarantee from the provider of the signature guarantee. We will charge you for fees for checks returned for insufficient funds, stop payment requests, Mellon bank checks and checks written for less than the $250 minimum requirement and these fees will be directly debited from your Demand Notes.

HOW TO INVEST

You may invest in Demand Notes at any time, without charge, by check, by wire transfer, by charge to your bank account (ACH) or by any other means permitted by the Demand Notes Committee. The minimum initial investment is $1,000. To invest in a Demand Notes, you must complete the investment form accompanying this Prospectus and provide a personal check. The minimum amount for subsequent investments is $50. You will be required to maintain a minimum $1,000 investment balance in each of your Demand Notes—see “Optional Redemptions By GMAC—Investor Balance Below Demand Notes Minimum” on page 24 of this prospectus. All your investments are required to be in U.S. dollars and investments by check must be drawn on a financial institution incorporated in the United States. We will reject all checks drawn on a foreign bank or a United States branch of a foreign bank.

The maximum balance of all your Demand Notes having the same social security or tax identification number cannot exceed $15,000,000. We reserve the right to redeem at our sole discretion your Demand Notes for any amount in excess of $15,000,000. Such amount redeemed will be in the form of a Mellon bank check (less a service fee) mailed to your address of record or an ACH transfer (using the designated bank instructions on file).

For purposes of the Demand Notes, a “Business Day” is a day on which Mellon Bank, N.A., Processing Agent, and the Federal Reserve Bank of Cleveland are fully open for business. We reserve the right at any time, and for any reason, to modify, suspend or terminate any of the investment methods described below.

Investments by Check

Your initial investment (personal checks only) must be accompanied by a properly completed investment form. Your subsequent investments by check must include your investor name and 14 digit Demand Notes number assigned to you by Mellon Bank, N.A. Initial and subsequent investments by check that are received and processed by the Processing Agent before 10 a.m. Eastern Time are invested in your Demand Notes on the same Business Day as your check is received. Your initial investment by check is to be made payable to “GMAC Demand Notes” and mailed to GMAC Demand Notes 154-0510, Mellon Bank, N.A., c/o Mellon Financial Corporation, P.O. Box 535030, Pittsburgh, PA 15253-5030. Your subsequent investments by check are to be made payable to “GMAC Demand Notes” and mailed to GMAC Demand Notes, 154-0510, Mellon Bank, N.A., c/o Mellon Financial Corporation, P.O. Box 535006, Pittsburgh, PA 15253-5006. Initial and subsequent investments by check that are received and processed by the Processing Agent after 10 a.m. Eastern Time are invested in your Demand Notes on the next Business Day after the date of the check’s receipt. Interest begins to accrue on the day your check is invested. Neither the Processing Agent nor GMAC are responsible for delays in the receipt of checks mailed to Mellon Bank, N.A. Your investment made by check is available for redemption on the sixth Business Day after the Processing Agent invests your check. You can confirm the date your investment was made by calling the automated phone system of the Processing Agent at 1-800-684-8823 or by accessing the Demand Notes website at www.demandnotes.com.

Investments by Wire Transfer

Once you have made your initial Demand Notes investment, you may make subsequent investments by transferring funds via bank wire. You may instruct your bank to wire the funds to Mellon Bank, N.A. (ABA No. 043000261). The bank wire must include the designation “GMAC Demand Notes,” your name (as registered on your Demand Notes) and address, your tax identification or social security number, and your 14-digit Demand Notes number. We charge no fees for the receipt of wire transfers or ACH credits; however, your commercial bank or financial institution may charge you a fee if you make an investment by wire transfer.

An investment by wire transfer of funds is invested in your Demand Notes on the Business Day the funds are received by the Processing Agent in proper form and begins to accrue interest on that day provided the funds have been received by the Processing Agent by 2:00 p.m. Eastern Time. Funds received after 2:00 p.m. Eastern Time are invested and begin to accrue interest on the next business day. Neither the Processing Agent nor GMAC is responsible for delays in the transfer and wiring of funds. Your investment made by wire transfer is available for redemption on the same Business Day the Processing Agent invests your wire transfer into your Demand Notes. You can confirm the date your investment was made by calling the automated phone system of the Processing Agent at 1-800-684-8823 or by accessing the Demand Notes website at www.demandnotes.com.

Investments by Automatic Monthly or Periodic Electronic Transfer from a Bank Account

You may elect to authorize the Processing Agent to make an automatic monthly charge of $50 or more from your personal banking account. Upon receipt of proper written authorization, the Processing Agent will prepare an electronic transfer drawn against your bank account for the amount authorized and on the Business Day you have requested. The proceeds from the electronic transfer are invested in your Demand Notes and begin to accrue interest on the same Business Day that the Processing Agent receives the electronic transfer. If the transfer day falls on a weekend, the transfer will be initiated on the next Business Day; provided, however, if such ACH auto investment is set for the last weekend of a month, the investment will be made on the last Business Day of that month.

You may elect up to two transfer dates for any amount of $50 or more using up to two different bank accounts. Your investments made by electronic transfer are available for redemption on the sixth Business Day after the Processing Agent invests your electronic transfer. You can confirm the date your investment was made by calling the automated phone system of the Processing Agent at 1-800-684-8823 or by accessing the Demand Notes website at www.demandnotes.com.

To establish the automatic monthly or periodic charge to your checking account, you must elect this option(s) on your investment form or obtain the necessary authorization form directly from the Processing Agent or from our website at www.demandnotes.com. You may change the amount(s) or day of transfer of your automatic monthly investment (subject to the $50 monthly minimum) or terminate your automatic or periodic investment entirely at any time by providing written notice to the Processing Agent. Your notice is effective as soon as practicable after its receipt by the Processing Agent. There is a 10 business day set-up period each time you add, change or terminate the banking instruction(s) for either of the above investment options.

A COMPLETE DISCUSSION OF YOUR RIGHTS AND RESPONSIBILITIES IF YOU USE ELECTRONIC FUNDS TRANSFERS IS CONTAINED IN APPENDIX A HERETO.

Investments by Direct Investment of Net Paycheck, Pension or Social Security Check

You may elect to invest in Demand Notes by instructing your place of employment, or the Social Security Administration, to invest your entire paycheck, pension, social security or other recurring check directly into your Demand Notes. Interest begins to accrue on the day your investment is received. Your investment by direct investment of net paycheck, pension or social security check is available for redemption on the same Business Day the Processing Agent invests your recurring check. To terminate your direct investments, you must notify the issuer(s) of such check(s). You may elect this option after you have made your initial investment in Demand Notes.

Investments by Deduction From GM Payroll or GM Pension

This option is available to you only if you are an employee of a company participating in Demand Notes payroll deductions through any General Motors Corporation compensation system. You may elect this option after you have made your initial investment in Demand Notes.

Your investments by GM payroll or GM pension deduction must be specified as a fixed dollar amount. Your minimum investment by payroll deduction is $50 per month. If you are paid weekly, the minimum investment is $11.50 per week, your payroll deduction investment is invested in your Demand Notes on the last business day of the week in which the paycheck is issued, and interest begins to accrue on that day. If you are paid on other than a weekly basis, your payroll deduction investment, which must total $50 or more per month, is invested in your Demand Notes and begins to accrue interest on the payday it was withheld. Your pension deduction investment is invested in your Demand Notes and begins to accrue interest on the first Business Day of each month you receive retirement benefits. Your investment by deduction from GM payroll or pension is available for redemption on the same Business Day the Processing Agent invests your recurring check. The Demand Notes Committee may authorize changes in the minimum monthly and weekly investment from time to time.

Unless otherwise permitted by the Demand Notes Committee, an employee may make investments by payroll or pension deduction in only one Demand Notes. No deduction will be made in any period in which an employee is not receiving a salary, wage or pension benefit.

Subject to the foregoing provisions and this paragraph, the deduction amount authorized by an employee may be changed or stopped at any time through the automated phone system at 1-800-684-8823. Your change in deduction will be effective within a reasonable amount of time after the Processing Agent receives it.

In addition, a retiree is only entitled to receive pension benefits terminating with the last monthly payment preceding the retiree’s death. We will refund any pension deduction(s) made subsequent to the retiree’s death to the Trustee for the General Motors Pension Plan or other General Motors subsidiary pension plan and redeem an amount equal to such refund from the deceased retiree’s Demand Notes. If the amount of the redemption exceeds the principal amount in the deceased retiree’s Demand Notes, the retiree’s estate will be liable to GMAC for the difference between the amount of the redemption and the amount of the pension deduction to be refunded to the retiree’s pension plan.

HOW TO REDEEM

You may redeem all or part of your Demand Notes by following the procedures described below. If the amount to be redeemed represents an investment made by check or charge to your bank account, the redemption instructions will not be honored if the instructions are received within five business days from the investment day of that investment check or electronic transfer. We reserve the right at any time to modify, suspend or terminate any of the redemption methods described below. No redemption proceeds are paid in cash. Interest on a redeemed investment accrues to, but does not include, the date of redemption.

A signature guarantee may be required in certain circumstances in order for you to add or change your redemption options. Our purpose in requiring a signature guarantee is to prevent potential fraud or misrepresentation and is for your protection. A signature guarantee must be signed by an authorized signatory and the statement “Signature Guaranteed” must appear with the signature. A notarized signature is not a signature guarantee. In certain instances, additional documentation may be required including, but not limited to, copies of trust instruments, birth certificates, death certificates, or court appointments as executor or administrator. Any request for a change to your method of redemption or notice regarding your Demand Notes must be mailed to the Processing Agent’s correspondence address at GMAC Demand Notes, Mellon Bank, N.A., c/o Mellon Investor Services, P.O. Box 3425, South Hackensack, NJ 07606-3425.

Redemption by Written Check

Each Demand Notes will be provided with a free supply of checks. You may redeem your Demand Notes by writing a check, payable to the order of anyone, in an amount of $250 or more. If the amount of the redemption check is greater than the balance in your Demand Notes or is for less than $250, the check will not be honored and a fee will be debited from your Demand Notes by the Processing Agent. Checks are deposited and processed through normal bank clearing systems. There is no limit on the number of checks you may write. We will not accept facsimile signatures on checks.

Where there is more than one registered owner of a Demand Notes, only the signature of one registered owner is required on the check. When your check is presented to the Processing Agent for payment, the Processing Agent redeems your Demand Notes in an amount sufficient to cover the check. If you request a stop payment of a check, GMAC assesses a service charge for each stop payment request made and such fee will be debited from your Demand Note by the Processing Agent. The Processing Agent may review any Demand Notes check to verify its validity. Your stop payment will be acted upon without verification or confirmation by the Company or the Processing Agent.

Redemption by Wire

If you select this option on the investment form, you may redeem your Demand Notes during the Processing Agent’s regular business hours but prior to 2:00 p.m. Eastern Time, by having redemption proceeds of $1,000 or more wired to a pre-designated bank account. By use of this option, you authorize the Processing Agent to act on telephone or written redemption instructions from any person or persons representing themselves to be the registered owners of the Demand Notes. The Processing Agent’s record of your instructions is binding.

To select the Redemption by Wire option, you must designate on the investment form an account at a bank in the United States to receive the redemption proceeds. You must also provide the Processing Agent with a voided specimen check or deposit slip from such bank. Once established, you may utilize this option by calling the Processing Agent toll free at 1-800-684-8823 during regular business hours and prior to 2:00 p.m. Eastern Time.

Upon receipt of wire redemption instructions, the Processing Agent will redeem your Demand Notes sufficient to cover the amount specified in your wire redemption instructions. If the redemption instructions are received by 2:00 p.m. Eastern Time on any business day, the Processing Agent will wire the redemption proceeds to the pre-designated bank account on the same Business Day. If the redemption instructions are received after 2:00 p.m. Eastern Time on any Business Day, the Processing Agent will wire the redemption proceeds to the pre-designated bank account on the next Business Day.

You may add or change the Redemption by Wire instructions only upon written request to the Processing Agent accompanied by a signature guarantee of each registered owner (including joint owners) of the Demand Notes.

Neither the Processing Agent nor GMAC is responsible for delays in the wiring of funds through the banking system or for the authenticity of telephone redemption instructions.

Automatic Monthly or Quarterly ACH Redemption or Monthly Interest ACH Redemption

If you select this option on the investment form, you authorize the Processing Agent to automatically redeem (a) on a monthly or quarterly basis a specified part of your Demand Notes (minimum $100) or (b) on a monthly basis, the interest accrued and posted to your Demand Notes. These options are available only if your Demand Notes has a balance of $5,000 or more and there are designated bank account instructions for redemption by ACH on file.

On the last day of each month or quarter, as you will have specified, the Processing Agent will redeem your Demand Notes by an amount equal to the redemption amount that you have specified (minimum $100) or, if you have elected Monthly Interest ACH Redemption, the interest amount that would have been credited to your Demand Notes for that month. The Processing Agent will send, via ACH transfer, the funds to your designated bank account. The funds will settle on the second Business Day following the date of request. This option will only be available if you have designated bank account instructions on file.

If on the predetermined date for any Automatic Monthly or Quarterly ACH Redemption or Monthly Interest ACH Redemption, your Demand Notes does not have a principal balance of $5,000 or more, the Processing Agent will not honor the redemption. You may terminate the Automatic Monthly or Quarterly ACH Redemption Option or Monthly Interest ACH Redemption Option by providing written notice to the Processing Agent. Such notice is effective as soon as practicable after receipt by the Processing Agent.

You may also request the Automatic Monthly or Quarterly ACH Redemption or Monthly Interest ACH Redemption Option after you have submitted the investment form by providing the Processing Agent with a written request to add the desired automatic redemption option to the Demand Notes and by providing a set of bank account instructions. Your written request requires the signatures of all registered owners (including joint owners) of the Demand Notes exactly as the name(s) appear on the Demand Notes investment form and each signature must have a signature guarantee from a banking or financial institution.

Adhoc ACH Redemption

If you select this option, you authorize, either through the automated phone system or through a customer service representative, the Processing Agent to redeem your Demand Notes (minimum $250) by an amount specified by you on that day. If the ACH redemption request is received by 8:30 a.m. Eastern Time on any Business Day, then the funds will settle on the second Business Day following such request. If the request if received by the Processing Agent after 8:30 a.m. Eastern Time on any Business Day, then the funds will settle on the third Business Day following the date of such request. By use of this option, you authorize the Processing Agent to act on telephone or written redemption instructions from any person or persons representing themselves to be the registered owners of the Demand Notes. The Processing Agent’s record of your instructions is binding.

A COMPLETE DISCUSSION OF YOUR RIGHTS AND RESPONSIBILITIES IF YOU USE ELECTRONIC FUNDS TRANSFERS IS CONTAINED IN APPENDIX A HERETO.

Full Redemption of a Demand Notes

You may redeem your Demand Notes in full by providing telephone or written instructions to the Processing Agent to close your Demand Notes. Written instructions must state your intention to redeem in full your Demand Notes and must be mailed to the Processing Agent at its correspondence address at GMAC Demand Notes, Mellon Bank, N.A., c/o Mellon Investor Services, P.O. Box 3425, South Hackensack, NJ 07606-3425.

Upon receiving your instructions, the Processing Agent will redeem in full your Demand Notes, including accrued and unpaid interest to the date of redemption. The Processing Agent will send, via ACH, the redemption proceeds using the designated bank instructions for redemption on file for the Demand Notes. If there are no bank instructions on file, a Mellon bank check will be mailed to the registered address and you will be charged a service fee.

OPTIONAL REDEMPTIONS BY GMAC

Investor Misuse of Redemption Provisions

We reserve the right to redeem immediately any Demand Notes of an investor who we believe, in our sole judgment and discretion, is abusing or misusing the redemption provisions of the Demand Notes, i.e., the writing of multiple checks where the amounts of the checks are greater than the principal amount of the Demand Notes. In such situation, we will notify the investor of our intention to redeem in full the Demand Notes on the third Business Day following the date of our notice. A final Mellon bank check (less a service fee) or an ACH transfer (using the designated bank redemption instructions on file) will be sent to the investor in an amount equal to the principal amount of the redeemed Demand Notes, including accrued and unpaid interest. In the event that Demand Notes with a principal amount below $0 are redeemed, the investor will be liable to us for the amount required to restore the principal amount to $0 as of the date the Demand Notes were redeemed.

Investor Balance Below Demand Notes Minimum

We will redeem any particular Demand Notes that maintains a principal amount of less than $1,000 for a period consisting of the two consecutive months immediately following the month in which the average principal amount of the Demand Notes falls below $1,000. If your Demand Notes has an average principal amount of less than $1,000, you will receive written notice from us reminding you of the minimum investment requirement and providing you with the proposed date of redemption of your Demand Notes. If your Demand Notes are redeemed, you will be mailed a Mellon bank check (less a service fee) or receive an ACH transfer (using the designated bank redemption instructions on file) in an amount equal to the principal amount of such redeemed Demand Notes, including accrued and unpaid interest. In the event that Demand Notes with a principal amount below $0 are redeemed, you will be liable to GMAC for the amount required to restore the principal amount to $0 as of the date the Demand Notes were redeemed.

Investor Balance Above Demand Notes Maximum

We may partially redeem any particular Demand Notes that exceeds $15,000,000 where the Demand Notes have the same social security or tax identification number. If your Demand Notes is so partially redeemed by us, you will be mailed a Mellon bank check (less a service fee) or receive an ACH transfer (using the designated bank redemption instructions on file) in an amount equal to the principal amount above $15,000,000.

Other GMAC Redemption Option

Other than as described above, we will give you prior written notice of at least thirty days but not more than ninety days if your Demand Notes are subject to full or partial redemption unless it is legally impractical or impossible to do so or unless otherwise required by law. Any partial redemption of Demand Notes will be effected by lot or pro rata or by any other method that is deemed fair and appropriate by the Trustee. The notice from us will specify the effective date of redemption, the amount being redeemed and the effective date the redeemed amount will become due and payable and that interest will cease to accrue as of that date. All partial redemption notices will list the remaining principal amount of your Demand Notes. The full or partial Demand Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption, will be paid by check mailed (less a service fee) to the registered owner(s) of the redeemed Demand Notes or by ACH transfer (using the designated bank redemption instructions on file). Interest on the redeemed amount will cease to accrue on and after the effective date the redeemed amount becomes due and payable.

THE INDENTURE

General Information

The Demand Notes are issued under an Indenture dated as of October 15, 1985 between GMAC and U.S. Bank Trust National Association, as successor Trustee, and all supplemental indentures thereto. The summary description of the Demand Notes contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the detailed provisions of the Indenture, and to the complete text of the Program, copies of which are filed as exhibits to the Registration Statement filed with the SEC.

The Demand Notes constitute unsecured and unsubordinated debt obligations of GMAC. You do not have any priority or secured claim against any of the assets of GMAC with respect to the principal amount of your Demand Notes or accrued and unpaid interest. Funds invested in the Demand Notes are not subject to the protection of the Federal Deposit Insurance Corporation or any other insurance.

Limitation on Liens

GMAC will not at any time pledge or otherwise subject to any lien any of its property or assets without thereby expressly securing the due and punctual payment of the principal of and interest on the Demand Notes equally and ratably with any and all other obligations and indebtedness secured by such pledge or other lien, so long as any such other obligations and indebtedness shall be so secured. This restriction shall not apply to:

(a) the pledge of any assets to secure any financing by GMAC of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which GMAC reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers’ acceptances or in aid of other similar borrowing arrangements;

(b) the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);

(c) any deposit of assets of GMAC with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of any bond on appeal by us from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against GMAC;

(d) any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and

(e) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing (a) to (d) inclusive of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby will not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement, and that such extension, renewal or replacement will be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

Merger and Consolidation

The Indenture provides that GMAC will not merge or consolidate with another corporation or sell or convey all or substantially all of its assets unless either GMAC is the continuing corporation or the new corporation shall expressly assume the interest and principal due under the Demand Notes. In either case, the Indenture provides that neither GMAC nor a successor corporation may be in default of performance immediately after a merger or consolidation. Additionally, the Indenture provides that in the case of any such merger or consolidation, either GMAC or the successor company may continue to issue Demand Notes under the Indenture.

Events of Default

The following events are defined in the Indenture as “Events of Default”:

•	failure to pay all or any part of the principal of or interest on any Demand Notes as and when the same will be due and payable (subject to certain exceptions described in the Indenture);

•	failure to perform or observe any other covenants or agreements in the Indenture or the Program for thirty days after written notice; and

•	certain events of bankruptcy, insolvency or reorganization.

The Indenture provides that the Trustee will, within ninety days after the occurrence of a default, give investors notice of all uncured defaults known to it (the term default to include the events specified above without grace periods); provided, however, that except in the case of default in the payment of the principal of or interest on any of the Demand Notes, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the investors.

We are required to furnish to the Trustee annually a statement of certain officers of GMAC stating whether or not to their knowledge we are in default in the performance and observance of certain terms of the Indenture and, if we are in default, specifying each such default.

Investors holding a majority in aggregate principal amount of the Demand Notes then outstanding have the right to waive certain defaults and, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Indenture provides that, in case an Event of Default will occur (which will not have been cured or waived), the Trustee is required to exercise such of its rights and powers under the Indenture, and to use the degree of skill and care in their exercise, that a prudent man would exercise or use under the circumstances in the conduct of his own affairs, but otherwise need only perform such duties as are specifically set forth in the Indenture. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the investors unless they will have offered to the Trustee reasonable security or indemnity.

Concerning the Trustee

U.S. Bank Trust National Association is the Trustee under the Indenture. U.S. Bank Trust National Association acts as depository for funds of, makes loans to, and performs certain other services for, GMAC and certain of its affiliates in the normal course of its business. As trustee of various trusts, it has purchased securities of GMAC and certain of its affiliates.

Modification of the Indenture

With certain exceptions, under the Indenture, the rights and obligations of GMAC and the rights of the investors may be modified by GMAC with the consent of investors holding not less than 66 2/3% in aggregate principal amount of the Demand Notes then outstanding; but no such modifications may be made which would:

•	extend the maturity of any Demand Notes or reduce the principal amount of any Demand Notes or the accrued and unpaid interest thereon or

•	reduce the stated percentage of the Demand Notes, the consent of the investors of which is required to modify or alter the Indenture, without the consent of investors holding all of the Demand Notes then outstanding.

MODIFICATION, SUSPENSION OR TERMINATION OF PROGRAM

The Demand Notes Committee may amend or modify the Program at any time as it deems necessary or appropriate. Written notice of any material amendment or modification will be provided to investors at least fifteen days prior to the effective date of such amendment or modification unless it is legally impractical or impossible to do so, or unless otherwise required by law. No such amendment or modification, however, will reduce the principal amount of any Demand Notes, or accrued and unpaid interest thereon, as of the effective date of such amendment or modification and no such amendment or modification will have a retroactive effect that would prejudice the rights of investors.

GMAC may terminate the Program in its entirety for any reason. We may, at our discretion, temporarily or permanently suspend the acceptance of investments in the Demand Notes without such a suspension amounting to a termination of the Program. Unless otherwise required by law, written notice of suspension or termination will be provided to investors at least thirty days prior to the effective date of such suspension or termination unless it is legally impractical or impossible to do so or unless otherwise required by law. We may omit, restrict, suspend or terminate the Program in any jurisdiction in which we, at our discretion, deem such action advisable in view of local law and regulations.

PROCESSING AGENT

GMAC has appointed Mellon Bank, N.A. to act as the Processing Agent for the Demand Notes. Services performed by the Processing Agent include:

•	investment and redemption processing and accounting;

•	preparation of Demand Notes statements and other correspondence;

•	investor servicing;

•	monthly reporting of the principal amount of Demand Notes, accrual of interest income and payment and reinvestment of interest accrued; and

•	required tax reporting and filings with the federal government.

Any determination rendered by the Demand Notes Committee in connection with the services performed by the Processing Agent is final and conclusive. For these services, we pay the Processing Agent a monthly agency and administrative fee based on the number of Demand Notes outstanding at the end of each month as well as its reasonable out-of-pocket costs (such as, but not limited to, postage, forms, telephone, and wire expenses). We pay all costs incurred by us in the offering of the Demand Notes and administration of the Program.

NOTICES AND LIMITATION OF LIABILITY

You must promptly provide the Processing Agent with notice of any change in your address. Such notice must be in writing and must include your tax identification or social security number, the Demand Notes number assigned by Mellon Bank, N.A. and the signatures of all registered owner(s) (including joint owners) on the Demand Notes and must be signed exactly as their name(s) appear on the Demand Notes investment form. The notice must be mailed to GMAC Demand Notes, Mellon Bank, N.A., c/o Mellon Investor Services, P.O. Box 3425, South Hackensack, NJ 07606-3425. The notice will be effective as soon as practicable after receipt thereof by the Processing Agent.

All notices, statements and communications provided to you by us or the Processing Agent pursuant to the provisions of the Program will be deemed to have been duly given when mailed by first-class mail, postage prepaid to the registered address of the registered owner(s) and all notices sent to your current address on record with the Processing Agent shall be deemed given to you personally, whether or not actually received.

You must exercise reasonable promptness in examining each monthly Demand Notes statement mailed to you to determine the accuracy of all redemptions and investments made that month to your Demand Notes. Failure to promptly report to the Processing Agent an unauthorized payment will result in your being liable for any losses resulting from the payment. A COMPLETE DISCUSSION OF YOUR RIGHTS AND RESPONSIBILITIES IF YOU USE ELECTRONIC FUNDS TRANSFERS IS CONTAINED IN APPENDIX A HERETO. In no event shall GMAC or the Processing Agent be liable to you for any special, incidental, punitive, exemplary, indirect or consequential damages as a result of any redemption or attempted redemption by you or your failure to promptly report to the Processing Agent any other error on your monthly statement. GMAC shall have all the rights of a “drawee” under the New York Uniform Commercial Code.

All notices or communications from you to us and/or the Processing Agent must include your name and address, your tax identification or social security number and the Demand Notes number assigned by Mellon Bank, N.A. and must be signed by all registered owner(s) (including joint owners) of the Demand Notes and must be signed exactly as the name(s) appear on the Demand Notes investment form. Such notices or communications to us must be sent to GMAC Demand Notes, General Motors Acceptance Corporation, P.O. Box 33129, 200 Renaissance Center, Detroit, Michigan 48232, and such notices or communications to the Processing Agent must be sent to GMAC Demand Notes, Mellon Bank, N.A., c/o Mellon Investor Services, P.O. Box 3425, South Hackensack, NJ 07606-3425.

Neither we nor the Processing Agent shall be liable for any loss or expense to you caused directly or indirectly by government restrictions (including the suspension of banking), war, terrorism, strikes, blackouts, or any other conditions beyond our or the Processing Agent’s control.

TAXATION

The Demand Notes Program is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, nor is the Demand Notes Program subject to the Employee Retirement Income Security Act of 1974, as amended. Investments in Demand Notes are not open for Individual Retirement Accounts nor otherwise deductible for Federal income tax purposes. Interest accrued (including interest that is reinvested in Demand Notes) in your Demand Notes is taxable to you in the year in which such interest is accrued. No part of such interest is excludable from taxable income for Federal income tax purposes. Backup withholding and information reporting requirements may apply to certain non-corporate holders of Demand Notes. The interest income also may be subject to taxation by some state and local governments.

For Federal estate tax purposes, the principal amount of your Demand Notes at the time of your death will be includable in your gross estate and may be subject to the Federal estate tax. Such amount also may be subject to estate or inheritance tax in some states.

You will receive a statement from the Processing Agent in January of each year that states the full amount reported as taxable income for the prior year. The Processing Agent also will file tax information returns as required by law. State and local income taxes and related tax reporting also may be applicable. You are individually responsible for complying with applicable Federal, state and local tax laws.

The U.S. Federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. You should consult your own tax advisor with respect to the tax consequences of owning and/or disposing of Demand Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

DISPUTE RESOLUTION

By investing in Demand Notes you agree that any dispute or controversy between you and GMAC shall be subject to, and shall be exclusively submitted to, binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. Arbitration is final and binding on the parties. By choosing arbitration, you and GMAC are each agreeing to waive its right to seek remedies in court, including the right to jury trial. Pre-arbitration discovery is generally more limited than and different from court proceedings. Arbitration must be commenced by service upon the other party of a written demand for arbitration or a written notice of intention to arbitrate.

LEGAL OPINION

The legality of the Demand Notes offered hereby will be passed upon by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

The firm of Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of the Board of Directors of General Motors Corporation and has acted as counsel for General Motors Corporation and GMAC in various matters.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal controls over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph relating to GMAC’s consolidation of certain variable interest entities, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

APPENDIX A

NOTICE TO USERS OF DEMAND NOTES

ELECTRONICS FUNDS TRANSFER

Electronic Fund Transfers:

As a consumer who uses electronic funds transfer (EFT) services, you have certain rights and responsibilities. These rights and responsibilities may be defined by the Electronic Fund Transfer Act (15 U.S.C. 1693, et seq.) and Regulation E of the Federal Reserve Board. One requirement of the Act and Regulation E is that all financial institutions as defined in Regulation E must make certain disclosures to all EFT users. If the EFT transactions that you make are not from an account established primarily for personal, family or household purposes, or if the type of transaction is not otherwise governed by the Federal Electronic Funds Transfer Act, the rights described herein are not applicable to you. From time to time, your rights and responsibilities may change. You will be notified of any changes as required by applicable law.

Transfers

Electronic transfers with respect to the Demand Notes include:

•	Transfers and withdrawals by Adhoc ACH redemptions.

•	Pre-authorized transfers and redemptions.

Limitations on Automatic Transfers and Redemptions

With respect to automatic transfers from your bank account after your initial Demand Notes investment, you may elect up to two transfer dates for any amount of $50 or more using up to two different bank accounts. With respect to investments by payroll deduction after your initial Demand Notes investment, your minimum payroll deduction is $50 per month, or, if you are paid weekly, your minimum payroll deduction is $11.50 per week.

If you elect to redeem your Demand Notes by wire, the minimum amount of a wire redemption to a designated bank account is $1,000. If you elect Automatic Monthly or Quarterly ACH Redemptions, the minimum redemption amount is $100, or, if you have elected Monthly Interest ACH Redemptions, the minimum redemption amount is the interest amount that would have been credited to your Demand Notes for that month. If you elect Adhoc ACH redemptions, the minimum redemption amount is $250.

Stop Payments

If you have arranged for certain automatic payments, or if you have arranged for preauthorized transfers, such as payroll or pension deductions, the following applies:

1.	You Have the Right to Stop Payment

If you have arranged in advance for automatic payments or preauthorized transfers initiated with us from your Demand Notes (and not initiated from a third party), you have the right to stop payment. Here’s how:

You can call the Processing Agent at 1-800-684-8823 or write the Processing Agent at GMAC Demand Notes, Mellon Bank, N.A., c/o Mellon Investor Services, P.O. Box 3425, South Hackensack, New Jersey 07606-3425 so that the Processing Agent receives your request 3 Business Days or more before the payment or transfer is scheduled. If you call, we may also require you to present your request in writing and get it to the Processing Agent within 14 days after your call.

If these regular payments or transfers may vary in amount, we will tell you, 10 days before each payment or transfer, when it will be made and how much it will be (other than Monthly Interest ACH Redemptions). (You may choose instead to get this notice only when the payment or transfer would differ by more than a certain amount from the previous payment or transfer, or when the amount would fall outside certain limits that you set.)

2.	Liability for Failure to Stop Payment of a Transfer You Previously Authorized

If you order us to stop one of these payments 3 Business Days or more before the transfer is scheduled, and we do not do so, we will be liable to you for those losses or damages provided by law.

Our Business Days

For purposes of the Demand Notes Program, a “Business Day” is a day on which Mellon Bank, N.A., the Processing Agent, and the Federal Reserve Bank of Cleveland are open for business. In general, Business Days are Monday through Friday. Holidays are not included.

Documentation

You will receive a monthly statement from the Processing Agent with respect to your Demand Notes showing all electronic transfers that have been made.

If you have arranged to have transfers made at least once every 60 days from the same person or company, you can call us at the customer service number shown on your statement to find out whether the transfer has been made. In addition, you can also check your statement by accessing the Demand Notes website at www.demandnotes.com.

Our Liability for Failure to Make Transfers

If we do not complete a transfer on time or in the correct amount according to our agreement with you, we will be liable for those damages that the law allows in such cases.

However, there are some exceptions. We will not be liable, for instance, if, through no fault of ours, you do not have enough money to make the transfer, or if circumstances beyond our control (such as fire or flood) prevent the transfer, despite reasonable precautions that we have taken. The list of examples set out in this paragraph is meant to illustrate circumstances under which we would not be liable for failing to make a transfer and is not intended to list all of the circumstances where we would not be liable.

Your Liability

If your statement shows transfers that you did not make, tell us AT ONCE. If you do not tell us within 60 days after a statement showing such a transfer was mailed to you, you may not get back any money you lost after the 60 days if we can prove that we could have stopped someone from making the unauthorized transfer if you had told us in time. If a good reason (such as a long trip or hospital stay) kept you from telling us, we will extend the time periods.

Confidentiality

We will disclose information to third parties about the transfers you make: (i) where it is necessary for completing transfers, (ii) in order to verify the condition of your Demand Notes for a third party, (iii) in order to comply with government agency or court orders, or (iv) if you give us your written permission. In addition, under Massachusetts law, any documentation provided to a consumer which indicates that an electronic funds transfer was made to another person is admissible as evidence of such transfer and constitutes prima facie proof that the transfer was made. If we provide any documentation pursuant to Massachusetts law, we will send written notice within 10 days of disclosure that the information on the transfer was disclosed.

How to Contact Us About an Unauthorized Transfer

If you believe that someone has transferred or may transfer money without your permission, call or write to us at:

GMAC Demand Notes, Mellon Bank, N.A.

c/o Mellon Investor Services

P.O. Box 3425

South Hackensack, New Jersey 07606-3425

Telephone Number 1-800-684-8823

In Case of Errors or Questions About Your Statement or Transfer Record

Call the Processing Agent at 1-800-684-8823 or write the Processing Agent at GMAC Demand Notes, Mellon Bank, N.A., c/o Mellon Investor Services, P.O. Box 3425, South Hackensack, New Jersey 07606-3425 as soon as you can if you think your statement or transfer record is incorrect, or if you need more information about a transfer listed on the statement or receipt. We must hear from you no later than 60 days after we send you the FIRST statement on which the problem or error appeared.

•	Tell us your name.

•	Describe the error of the transfer you are uncertain about, and explain as clearly as you can why you believe it is an error or why you need more information.

•	Tell us the dollar amount of the suspected error.

•	If you tell us in person or by telephone, we may require that you send your complaint or question to us in writing within 10 Business Days.

We will determine whether an error occurred within 10 Business Days after we hear from you and will correct any error promptly. If we need more time, however, we may take up to 45 days to investigate any complaint or question. If we decide to do this, you will receive a recredit within 10 Business Days for the amount you think is in error, so that you will have the use of the money during the time it takes to complete our investigation. Such recrediting is referred to as a provisional recredit. If we ask you to put your complaint or question in writing and we do not receive it within 10 Business Days, we will not be required to issue a provisional recredit for the transfer that was the subject of your complaint.

For errors involving new customers, we may take up to 90 days to investigate your complaint or question and we may take up to 20 Business Days to issue a credit for the amount you think is in error.

We will tell you the results within 3 Business Days after completing our investigation. If we find there was no error, we will send you a written explanation. You may ask for copies of the documents that we used in our investigation. If we issued a provisional recredit, we may take back the amount of any credit if we find that an error did not occur.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be incurred in connection with the offering described in the Registration Statement.

Securities and Exchange Commission registration fee	$—
Fees and expenses of Trustee	17,000
Printing Registration Statement, Prospectus and other documents	65,000
Legal fees and expenses	15,000
Accountants’ fees	15,000
Miscellaneous expenses	80,000

Total	$192,000

Item 15.	Indemnification of Directors and Officers.

Under Section 145 of the Delaware Corporation Law, the Company is empowered to indemnify its directors and officers in the circumstances therein provided.

The Company’s Certificate of Incorporation, as amended, provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174, or any successor provision thereto, of the Delaware Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Under Article VI of its By-Laws, the Company shall indemnify and advance expenses to every director and officer (and to such person’s heirs, executors, administrators or other legal representatives) in the manner and to the full extent permitted by applicable law as it presently exists, or may hereafter be amended, against any and all amounts (including judgments, fines, payments in settlement, attorneys’ fees and other expenses) reasonably incurred by or on behalf of such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), in which such director or officer was or is made or is threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise. The Company shall not be required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was not authorized by the Board of Directors of the Company. The Company shall pay the expenses of directors and officers incurred in defending any proceeding in advance of its final disposition (“advancement of expenses”); provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under Article VI of the By-Laws or otherwise. If a claim for indemnification or advancement of expenses by an officer or director under Article VI of the By-Laws is not paid in full within ninety days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim, and if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law. The rights conferred on any person by Article VI of the By-Laws shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Company’s Certificate of Incorporation or By-Laws, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, organization or other enterprise.

As a subsidiary of General Motors Corporation, the Company is insured against liabilities which it may incur by reason of the foregoing provisions of the Delaware General Corporation Law and directors and officers of the Company are insured against some liabilities which might arise out of their employment and not be subject to indemnification under said General Corporation Law.

Pursuant to resolutions adopted by the Board of Directors of General Motors Corporation, that company to the fullest extent permissible under law will indemnify, and has purchased insurance on behalf of, directors or officers of the Company, or any of them, who incur or are threatened with personal liability, including expenses, under the Employee Retirement Income Security Act of 1974 or any amendatory or comparable legislation or regulation thereunder.

Item 16.	Exhibits.

*2		Complete text of Demand Notes Program.

4		Form of Indenture, dated as of October 15, 1985, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 2-99057.

4	(a)	First Supplemental Indenture, dated as of April 1, 1986, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-4661.

4	(b)	Second Supplemental Indenture, dated as of June 24, 1986, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-6717.

4	(c)	Third Supplemental Indenture, dated as of February 15, 1987, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-12059.

4	(d)	Fourth Supplemental Indenture, dated as of December 1, 1988, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-26057.

4	(e)	Fifth Supplemental Indenture, dated as of October 2, 1989, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-31596.

4	(f)	Sixth Supplemental Indenture, dated as of January 1, 1998, between the Company and U.S. Bank Trust National Association, Successor Trustee incorporated by reference to Registration Statement No.
333-56431.

4	(g)	Seventh Supplemental Indenture, dated as of June 15, 1998, between the Company and U.S. Bank Trust National Association, Successor Trustee incorporated by reference to Registration Statement No.
333-56431.

5		Opinion and Consent of Davis Polk & Wardwell.

12		Calculation of Ratio of Earnings to Fixed Charges.

23	(a)	Consent of Independent Registered Public Accounting Firm.

23	(b)	Consent of Counsel included in Exhibit 5.

25		Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank Trust National Association.

*	Previously filed.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers of the Company pursuant to the provisions discussed in Item 15 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director or officer of the Company in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, General Motors Acceptance Corporation, certifies that it has reasonable grounds to believe that it meets all the requirements for filing Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, and State of Michigan, on the 19th day of January, 2006.

GENERAL MOTORS ACCEPTANCE CORPORATION

By:	/s/ ERIC A. FELDSTEIN
(Eric A. Feldstein,
Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on January 19, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ ERIC A. FELDSTEIN (Eric A. Feldstein)	Chairman and Director

/s/ WILLIAM F. MUIR (William F. Muir)	President and Director

/s/ SANJIV KHATTRI (Sanjiv Khattri)	Executive Vice President, Principal Financial Officer and Director

/s/ LINDA K. ZUKAUCKAS (Linda K. Zukauckas)	Vice President, Controller and Principal Accounting Officer

/s/ MARK F. BOLE (Mark F. Bole)	Executive Vice President, International Operations and Director

/s/ W. ALLEN REED (W. Allen Reed)	Director and GMAC Audit Committee Member

/s/ WALTER G. BORST (Walter G. Borst)	Director and GMAC Audit Committee Member

(Frederick A. Henderson)	Director and GMAC Audit Committee Member

/s/ MARK R. LANEVE (Mark R. LaNeve)	Director

(Barbara J. Stokel)	Executive Vice President, North American Operations and Director

/s/ G. RICHARD WAGONER, JR. (G. Richard Wagoner, Jr.)	Director

EXHIBIT INDEX

Exhibit
*2	Complete text of Demand Notes Program.

4	Form of Indenture, dated as of October 15, 1985, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 2-99057.

4(a)	First Supplemental Indenture, dated as of April 1, 1986, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-4661.

4(b)	Second Supplemental Indenture, dated as of June 24, 1986, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-6717.

4(c)	Third Supplemental Indenture, dated as of February 15, 1987, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-12059.

4(d)	Fourth Supplemental Indenture, dated as of December 1, 1988, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-26057.

4(e)	Fifth Supplemental Indenture, dated as of October 2, 1989, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-31596.

4(f)	Sixth Supplemental Indenture, dated as of January 1, 1998, between the Company and U.S. Bank Trust National Association, Successor Trustee incorporated by reference to Registration Statement No. 333-56431.

4(g)	Seventh Supplemental Indenture, dated as of June 15, 1998, between the Company and U.S. Bank Trust National Association, Successor Trustee incorporated by reference to Registration Statement No. 333-56431.

5	Opinion and Consent of Davis Polk & Wardwell.

12	Calculation of Ratio of Earnings to Fixed Charges.

23(a)	Consent of Independent Registered Public Accounting Firm

23(b)	Consent of Counsel included in Exhibit 5.

25	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank Trust National Association.

*	Previously filed.